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Table of Contents

Exhibit 2.1

         ASSET PURCHASE AGREEMENT

BY AND AMONG

1-800 CONTACTS, INC.

CAMELOT VENTURES/CJ, L.L.C. d/b/a LENS 1st

AND

LENS EXPRESS LLC

AND

THE INDIVIDUALS WHOSE NAMES APPEAR ON THE SIGNATURE PAGES HERETO

January 30, 2003

Table of Contents

1.	Definitions
2.	Basic Transaction
	(a)	Purchase and Sale of Acquired Assets
	(b)	Assumption of Liabilities
	(c)	Purchase Price.
	(d)	Adjustments to the Purchase Price
	(e)	The Closing
	(f)	Deliveries at the Closing
3.	Representations and Warranties of the Seller
	(a)	Organization of the Companies
	(b)	Authorization of Transaction
	(c)	Noncontravention
	(d)	Brokers' Fees
	(e)	Title to Acquired Assets
	(f)	Financial Statements
	(g)	Events Subsequent to Most Recent Financial Statements
	(h)	Undisclosed Liabilities
	(i)	Legal Compliance
	(j)	Tax Matters
	(k)	Real Property
	(l)	Intellectual Property
	(m)	Tangible Assets
	(n)	Sufficiency of Acquired Assets
	(o)	Contracts
	(p)	Insurance
	(q)	Litigation and Proceedings
	(r)	Warranties
	(s)	Guaranties
	(t)	Employees
	(u)	Employee Benefits
	(v)	Environmental, Health and Safety Matters
	(w)	Permits
	(x)	Consents
	(y)	Databases and Customer Lists
	(z)	Active Customers
	(aa)	Doctor Network
	(bb)	Investment in Shares
	(cc)	Due Diligence
	(dd)	Disclosure
4.	Representations and Warranties of the Buyer
	(a)	Organization of the Buyer
	(b)	Authorization of Transaction
	(c)	Noncontravention
	(d)	Closing Buyer Shares
	(e)	Buyer Shares; Securities Filings
	(f)	Brokers' Fees
	(g)	Litigation and Proceedings
	(h)	Disclosure
5.	Pre-Closing Covenants
	(a)	General
	(b)	Notices and Consents
	(c)	Operation of the Acquired Assets
	(d)	Preservation of Business
	(e)	Full Access
	(f)	Notice of Developments
	(g)	Companies' Databases
	(h)	Exclusivity
6.	Conditions to Obligation to Close
	(a)	Conditions to Obligation of the Buyer
	(b)	Conditions to Obligation of the Seller
7.	Termination
	(a)	Termination of Agreement
	(b)	Effect of Termination
8.	Post-Closing Covenants
	(a)	General
	(b)	Litigation Support
	(c)	Transition
	(d)	Confidentiality
	(e)	Covenant Not to Compete
	(f)	Survival of Representations and Warranties
	(g)	Third Party Consents
	(h)	Indemnification Provisions for Benefit of the Buyer
	(i)	Indemnification Provisions for Benefit of the Seller
	(j)	Matters Involving Third Parties
	(k)	Limitations on Indemnification Obligations
	(l)	Board Seat
	(m)	Costs of Audited Financial Statements
	(n)	Lens 1st Employees
	(o)	Lens Express Employees and Related Items
	(p)	Replacement of Cole Letter of Credit
9.	Miscellaneous
	(a)	Press Releases and Public Announcements
	(b)	No Third-Party Beneficiaries
	(c)	Entire Agreement
	(d)	Succession and Assignment
	(e)	Counterparts
	(f)	Headings
	(g)	Notices
	(h)	Governing Law and Jurisdiction
	(i)	Amendments and Waivers
	(j)	Severability
	(k)	Expenses
	(l)	Construction
	(m)	Incorporation of Exhibits and Schedules
	(n)	Specific Performance

Exhibit A—Acquired Assets

        Exhibit A-1—Customer Contracts and Customer List

        Exhibit A-2—Web Site and Internet Addresses

        Exhibit A-3—Business Names and Telephone Numbers

        Exhibit A-4—Agreements

        Exhibit A-5—Inventories

        Exhibit A-6—Accounts Receivable and Prepaid Expenses

        Exhibit A-7—Fixed Assets

        Exhibit A-8—Permits

        Exhibit A-9—Intellectual Property

Exhibit B—Assumed Liabilities

Exhibit C—Allocation of Purchase Price

Exhibit D—Lock-up Agreement

Exhibit E—Registration Rights Agreement

Exhibit F—Assignment and Assumption of Contracts

Exhibit G—Bill of Sale

Exhibit H—Restrictive Agreement

Exhibit I—Voting Agreement

DISCLOSURE SCHEDULE

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT is entered into as of this 30th day of January, 2003 by and among 1-800 CONTACTS, INC., a Delaware corporation (the "Buyer"), CAMELOT VENTURES/CJ, L.L.C. d/b/a LENS 1st, a Michigan limited liability company ("Lens 1st"), LENS EXPRESS LLC, a Michigan limited liability company ("Lens Express") (Lens 1st and Lens Express are referred to collectively herein as the "Companies"), and the managers of the Companies whose names are on the signature page hereto (the "Managers"). The Companies and the Managers are referred to collectively herein as the "Seller." The Buyer and the Seller are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

        This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets and assume certain of the liabilities of the Companies in return for the consideration hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

        1.    Definitions.

        "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act of 1933.

        "Acquired Assets" means all of the Companies' right, title, and interest in and to the assets of the Companies set forth on Exhibit A hereto.

        "Active Customers" means unique customer identification numbers for customers who have placed an order for contact lenses or related accessories with either of the Companies or their predecessors during the twenty-four (24) month period immediately preceding December 31, 2002.

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorney's fees and expenses involving or relating to the Acquired Assets.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

        "Assignment and Assumption of Contracts" has the meaning set forth in Section 6(a)(iv) below.

        "Assumed Liabilities" means (a) all obligations of the Companies arising from and after the Closing Date under the agreements referred to in the definition of Acquired Assets and not as a result of any pre-Closing breach of either of the Companies under such agreements, and (b) those other Liabilities and obligations of the Companies specifically set forth in Exhibit B hereto; provided, however, that the Assumed Liabilities shall not include (i) any Liability of the Seller for Taxes, (ii) any Liability of the Seller for the unpaid Taxes of any Person (other than of the Seller) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iii) any obligations of the Seller to indemnify any Person (including any of the Seller's members) by reason of the fact that such Person was a manager, officer, employee, or agent of the Seller or was serving at the request of any such entity as a partner, trustee, manager, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statue, charter document, bylaw, agreement, or otherwise), (iv) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (v) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), or (vi) any other liability or other obligation of the Seller not specifically set forth in this definition of Assumed Liabilities, Exhibit B or an appendix to the Disclosure Schedule that is specifically agreed to by the Buyer.

        "Audited Financial Statements" has the meaning set forth in Section 2(d)(iii) below.

        "Bill of Sale" has the meaning set forth in Section 6(a)(v) below.

        "Buyer" has the meaning set forth in the preface above.

        "Buyer Share" means any share of the common stock, $0.01 par value per share, of the Buyer.

        "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

        "Closing" has the meaning set forth in Section 2(e) below.

        "Closing Buyer Shares" has the meaning set forth in Section 2(c)(i) below.

        "Closing Date" has the meaning set forth in Section 2(e) below.

        "Closing Financial Statements" has the meaning set forth in Section 3(f)(ii) below.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Companies" has the meaning set forth in the preface above.

        "Confidential Information" means any information concerning the businesses and affairs of the Parties that is not already generally available to, or known by, the public.

        "Disclosure Schedule" has the meaning set forth in Section 3 below.

        "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

        "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

        "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

        "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each entity which is treated as an affiliate with either of the Companies for purposes of ERISA.

        "Excluded Assets" means the assets of the Companies not purchased by the Buyer hereunder.

        "Financial Statements" means the Most Recent Financial Statements and the Closing Financial Statements.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "Indemnified Party" has the meaning set forth in Section 8(j)(i) below.

        "Indemnifying Party" has the meaning set forth in Section 8(j)(i) below.

        "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, logos, trade names, domain names, corporate names and IP addresses, websites, databases, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all telephone numbers, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

        "Key Executive" has the meaning set forth in Section 3(t) below.

        "Knowledge" means (1) with respect to the Seller, the Companies and the Managers or any one of them, the actual knowledge after reasonable investigation of one or all of David Katzman and David Littleson, and (2) with respect to the Buyer, the actual knowledge after reasonable investigation of Jonathan Coon and Robert Hunter.

        "Lens Express" has the meaning set forth in the preface above.

        "Lens 1st" has the meaning set forth in the preface above.

        "Liability" or "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "Lock-up Agreement" has the meaning set forth in Section 2(c)(iii) below.

        "Managers" has the meaning set forth in the preface above.

        "Most Recent Financial Statements" has the meaning set forth in Section 3(f)(i) below.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Party" or "Parties" has the meaning set forth in the preface above.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        "Purchase Price" has the meaning set forth in Section 2(c)(i) below.

        "Registration Rights Agreement" has the meaning set forth in Section 2(c)(iii) below.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

        "Seller" has the meaning set forth in the preface above.

        "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "1933 Act" has the meaning set forth in Section 3(bb) below.

        "Third Party Claim" has the meaning set forth in Section 8(j)(i) below.

        2.    Basic Transaction.

            (a)    Purchase and Sale of Acquired Assets.     On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing, for the consideration specified below in this Section 2.

            (b)    Assumption of Liabilities.     On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not expressly included within the definition of Assumed Liabilities.

            (c)    Purchase Price.

                i.  In exchange for the Acquired Assets, the Buyer will pay to the Companies an aggregate purchase price (the "Purchase Price"), payable to the Companies at the Closing as follows: (1) by delivery of Nine Hundred Thousand (900,000) restricted Buyer Shares (the "Closing Buyer Shares"), (2) by a wire transfer in the amount of Six Million Five Hundred Thousand Dollars ($6,500,000), and (3) by the assumption by the Buyer of the Assumed Liabilities.

              ii.  The Purchase Price shall be allocated for all purposes, including financial accounting and tax purposes, in accordance with the results of an independent valuation of the Assets to be conducted at the Buyer's request, and as agreed upon by the Parties in good faith within seventy-five (75) days after the Closing Date. The Parties agree to treat the allocation of the Purchase Price consistently for income tax purposes and to file the required IRS forms evidencing such consistent treatment.

              iii.  The Closing Buyer Shares will be subject to a lock-up period of twelve (12) months after the Closing Date, according to the terms of the lock-up agreement attached hereto as Exhibit D (the "Lock-up Agreement"). The Seller shall be entitled to piggyback registration rights for the Closing Buyer Shares, pursuant to the provisions of the registration rights agreement attached hereto as Exhibit E (the "Registration Rights Agreement"), but it shall not be entitled to any demand registration rights..

            (d)    Adjustments to the Purchase Price.

                i.  In the event that the aggregate book value of the Assumed Liabilities set forth in the first sentence of Exhibit B (but excluding the Assumed Liabilities relating to membership, referral, frequent buyer programs and to severance obligations to Michigan Lens 1st employees, which are listed in the second and third sentences of Exhibit B, and any other Assumed Liabilities) is greater or lower than the aggregate book value of the Acquired Assets included in paragraph (f) of the definition of Acquired Assets in Exhibit A (excluding the fixed assets of Lens Express and excluding the Acquired Assets listed on Exhibit A (other than those included in paragraph (f)) or otherwise included in the Acquired Assets) as of the Closing, as determined by the Parties in accordance with GAAP consistently applied after the Companies submit to Buyer the Closing Financial Statements (as defined in Section 3(f)(ii) below) reflecting the foregoing within fifteen (15) business days of Closing, the cash portion of the Purchase Price shall be reduced or increased, as applicable, by an amount equal to the difference between the aggregate book value of the Assumed Liabilities set forth in the first sentence of Exhibit B (but excluding the Assumed Liabilities relating to membership, referral, frequent buyer programs and to severance obligations to Michigan Lens 1st employees, which are listed in the second and third sentences of Exhibit B, and any other Assumed Liabilities) and the aggregate book value of the Acquired Assets included in paragraph (f) of the definition of Acquired Assets in Exhibit A (excluding the fixed assets of Lens Express and excluding the Acquired Assets listed on Exhibit A (other than those included in paragraph (f)) or otherwise included in the Acquired Assets) as of the Closing.

              ii.  In the event that the Parties cannot agree, in good faith, on the adjustments to the Purchase Price provided for in Section 2(d)(i) above within twenty-five (25) business days after the Closing, the Parties shall have the right to conduct an audit with respect to the Acquired Assets included in paragraph (f) of the definition of Acquired Assets in Exhibit A (excluding the fixed assets of Lens Express and excluding the Acquired Assets listed on Exhibit A (other than those included in paragraph (f)) or otherwise included in the Acquired Assets) and the Assumed Liabilities set forth in the first sentence of Exhibit B (but excluding the Assumed Liabilities relating to membership, referral, frequent buyer programs and to severance obligations to Lens 1st's Michigan-based employees, which are listed in the second and third sentences of Exhibit B, and any other Assumed Liabilities) and to adjust the Purchase Price in accordance with the results of such an audit. The auditor shall be jointly selected by the Parties and the Parties shall bear the costs thereof equally. Any adjustments to the Purchase Price shall be paid within ten (10) days of the final agreement of the Parties or the determination thereof by the auditor, if applicable.

            (e)    The Closing.     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the corporate headquarters of the Buyer, 66 East Wadsworth Park Drive, 3rd Floor, Draper, Utah 84020, commencing at 10:00 a.m. local time on the earlier of (i) the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or (ii) January 30, 2003 (the "Closing Date"); provided, however, that the Closing Date may be extended upon mutual written agreement of the Parties, which agreement shall not be unreasonably withheld.

            (f)    Deliveries at the Closing.     At the Closing: (i) the Buyer will deliver to the Seller: (A) the various certificates, instruments, and documents referred to in Section 6 below, and (B) the Purchase Price specified in Section 2 above; (ii) the Seller will deliver to the Buyer (A) the various certificates, instruments, and documents referred to in Section 6 below, (B) the Companies' databases, which shall be transmitted to the Buyer in electronic form according to the instructions given by the Buyer prior to the Closing, (C) and the remaining Acquired Assets; and (iii) each Party shall deliver such other instruments of sale, transfer, conveyance, and assignment as the other Party and its counsel reasonably may request.

        3.    Representations and Warranties of the Seller.     The Seller, jointly and severally, represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3:

            (a)    Organization of the Companies.     Each of the Companies is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Michigan.

            (b)    Authorization of Transaction.     The Seller has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, all individuals who are signatories to this Agreement on behalf of the Seller have been duly authorized to execute, deliver, and cause the Seller to perform this Agreement. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

            (c)    Noncontravention.     Except as set forth in Section 3(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, or any provision of the articles of organization or operating agreement of either of the Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, permit, license, instrument, or other arrangement to which either of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (d)    Brokers' Fees.     The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or otherwise obligated, and the Buyer shall have no Liability whatsoever to such broker.

            (e)    Title to Acquired Assets.     Except as set forth in Section 3(e) of the Disclosure Schedule, as of the date of Closing, the Companies shall provide to the Buyer good and marketable title to all of the Acquired Assets, free and clear of any Liabilities, including all debts, obligations, claims, limitations, liens, Security Interests, restrictions on transfer, and/or any other encumbrances whatsoever, except for those Liabilities that are Assumed Liabilities.

            (f)    Financial Statements.     The following financial statements shall be delivered by the Seller to the Buyer on the dates specified below:

                i.  Fiscal Year-End Unaudited Financial Statements.    On or before December 20, 2002, unaudited financial statements with respect to the Companies' operations for (A) with respect to Lens Express, the fiscal years ended on October 31, 2000, October 31, 2001 and October 31, 2002, and (B) with respect to Lens 1st, the fiscal years ended December 31, 2000, December 31, 2001 and the fiscal period running from January 1, 2002 through October 31, 2002 (the "Most Recent Financial Statements");

              ii.  Closing Financial Statements.    On or before fifteen (15) business days after the Closing, unaudited financial statements for the operations of the Companies for the fiscal period running from November 1, 2002 through the date of the Closing (the "Closing Financial Statements");

              iii.  Audited Financial Statements.    On or before the earlier of sixty-five (65) days after the date of the Closing or ten (10) days before the required 8-K/A filing of the Buyer, audited financial statements (the "Audited Financial Statements") with respect to the Companies' operations for the three (3) past fiscal years or as otherwise required for Buyer's 8-K filings, which shall be prepared by an independent accounting firm qualified to practice before the Securities and Exchange Commission (which accounting firm shall consent to the inclusion of the financial statements in Buyer's 8-K filings), and interim consolidated financial statements with respect to the Companies' operations for the fiscal period required for Buyer's 8-K filings.

              iv.  Adequacy of the Financial Statements.    Except as set forth in Section 3(f)(iv) of the Disclosure Schedule, all of the foregoing financial statements are, or will be, prepared in accordance with GAAP, are, or will be, true, correct and complete with the exception of customary footnotes for the statements relating to periods after year end (and, solely with respect to the Most Recent Financial Statements, with the exception of normal year end adjustments) and will fairly and accurately reflect the financial condition of the Companies as of dates covered thereby.

            (g)    Events Subsequent to Most Recent Financial Statements.     Since the Most Recent Financial Statements, there has not been any material adverse change in the business, financial condition, operations, results of operations, customer relations or businesses of the Companies, except for any that arises or results, directly or indirectly, from (1) a request by the Buyer that the Companies (or either of them) change their manner of operations or level of spending, (2) normal seasonal fluctuations in the business or operating results of the Companies, or (3) facts, events or projections disclosed to the Buyer in writing before the date of this Agreement.

            (h)    Undisclosed Liabilities.     The Companies have no Liability for which the Buyer will be responsible after the Closing with respect to the Acquired Assets (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability for which the Buyer will be responsible after the Closing), except for the Assumed Liabilities.

            (i)    Legal Compliance.     Except as set forth in Section 3(i) of the Disclosure Schedule, the Companies have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), with respect to the Acquired Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply.

            (j)    Tax Matters.     Except as set forth in Section 3(j) of the Disclosure Schedule, the Companies have timely filed all Tax Returns with respect to the ownership and operation of the Acquired Assets, the Companies have paid all Taxes that would be due assuming such Tax Returns were properly prepared, no Liability exists for any unpaid Taxes of the Companies or relative to the Acquired Assets prior to the Closing, and the Buyer shall have no liability for Taxes attributable to the Seller, attributable to the Companies' operations with respect to the Acquired Assets or attributable to the Seller or the Acquired Assets with respect to any periods prior to the Closing.

            (k)    Real Property.     The Companies do not own any real property. The Acquired Assets do not include any real property or any interest therein, except for the leasehold interests specifically set forth in Section 3(k) of the Disclosure Schedule. With respect to each lease or sublease of Lens 1st identified in Section 3(k) of the Disclosure Schedule, (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (iii) no party to the lease or sublease is in breach or default or has repudiated any provision thereof, (iv) the Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold, (v) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations, and (vi) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

            (l)    Intellectual Property.     Except as set forth in Section 3(l) of the Disclosure Schedule, the Companies own or have the right to use pursuant to a valid license, sublicense, agreement, or permission all Intellectual Property used in the operation of the Acquired Assets as presently operated, free and clear of any Security Interests, Liabilities or other restrictions. The Companies have not infringed upon or misappropriated any Intellectual Property rights of third parties, and the Companies have never received any charge, legal complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Companies must license or refrain from using any Intellectual Property rights of any third party). Similarly, to the Knowledge of the Seller, no third party has infringed upon or misappropriated any Intellectual Property rights of the Companies.

            (m)    Tangible Assets.     The Companies own all tangible assets comprising the Acquired Assets other than those that they lease, in which they have a valid leasehold interest. Each material tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used, all except to the extent recognized in the book value of such asset used in the Purchase Price adjustment pursuant to Section 2(d) above.

            (n)    Sufficiency of Acquired Assets.     Except as set forth in Section 3(n) of the Disclosure Schedule, the Acquired Assets comprise all of the assets necessary to the contact lens businesses of the Companies, as they are presently conducted, and are sufficient to serve in a proper and adequate manner the customer base of the Companies as it is presently served.

            (o)    Contracts.     Except as set forth in Section 3(o) of the Disclosure Schedule, no material contracts or other agreements exist relating to the Acquired Assets to which either of the Companies is a party.

            (p)    Insurance.     The Acquired Assets have been, and will be until the Closing Date, covered by an insurance policy (providing property, casualty, and liability coverage) adequately insuring the Acquired Assets.

            (q)    Litigation and Proceedings.     With the exception of the informal regulatory complaints listed in Section 3(q) of the Disclosure Schedule, the Companies are not (i) subject to any outstanding injunction, judgment, order, decree, ruling or charge, relative to the Acquired Assets (including, but not limited to, regulatory proceedings and unresolved Better Business Bureau or other complaints), (ii) a party or, to the Seller's Knowledge, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative or regulatory agency of any federal, state, local, or foreign jurisdiction or before any arbitrator with respect to the Acquired Assets (including the Companies' Intellectual Property). To Seller's Knowledge, no action, suit, proceeding, hearing, or investigation is threatened against the Companies relative to the Acquired Assets.

            (r)    Warranties.     No product or service sold, leased, or delivered by the Companies with respect to the Acquired Assets is subject to any guaranty, warranty, or other indemnity in excess of those provided by the manufacturer of the product.

            (s)    Guaranties.     Except as set forth in Section 3(s) of the Disclosure Schedule, neither of the Companies is a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person related or pertaining to the Acquired Assets, except for the Assumed Liabilities and Liabilities for which the Buyer would not be responsible after the Closing.

            (t)    Employees.     Section 3(t) of the Disclosure Schedule sets forth (i) David Littleson (the "Key Executive")and (ii) all groups of employees that, to the Seller's Knowledge, have plans to terminate employment with Lens 1st Except as set forth in Section 3(t) of the Disclosure Schedule, the Companies are not parties to any employment, severance, consulting or similar arrangements with employees or independent contractors. The Companies are not parties to or bound by any collective bargaining agreement, nor is either of them the subject of any current material strikes, written grievances, claims of unfair labor practices, or other collective bargaining disputes. The Companies are not liable for any material unfair labor practice. To Seller's Knowledge there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Companies. The Companies have complied in all material respects with all applicable material federal, state and local laws, statutes, rules, ordinances and regulations regarding their employees.

            (u)    Employee Benefits.     Except as set forth in Section 3(u) of the Disclosure Schedule, the Companies have no Employee Benefit Plan that they maintain, or to which they contribute, or have any obligation to contribute.

            (v)    Environmental, Health and Safety Matters.     The Companies are in compliance, in all material respects, with all Environmental, Health, and Safety Requirements.

            (w)    Permits.     Except as set forth in Section 3(w) of the Disclosure Schedule, the Companies' contracts, licenses, permits and authorizations included in the Acquired Assets will not be terminated as a result of the transactions contemplated by this Agreement.

            (x)    Consents.     The Seller will obtain any necessary consents from its banks, other financial institutions and any third party having a Security Interest in the Acquired Assets with respect to the transactions contemplated herein.

            (y)    Databases and Customer Lists.     Except as disclosed in Section 3(y) of the Disclosure Schedule, during such periods as the Companies have owned the Companies' databases and customer lists, (i) the Companies and their Affiliates, and, to the Companies' Knowledge, their respective employees, agents, representatives and consultants, have not sold, transferred, rented or otherwise disposed of the Companies' databases and customer lists prior to the Closing, (ii) the Companies and their Affiliates, and, to the Companies' Knowledge, their respective employees, agents, representatives and consultants have protected the confidentiality of, and taken all reasonable steps to prevent disclosure of, the Companies' databases and customer lists, and (iii) Companies and their Affiliates required all current employees, contractors and others to whom such databases and customer lists were disclosed, with sufficient access to copy, manipulate or misappropriate all or substantially all such databases and customer lists, to sign a non-disclosure agreement in content sufficient to protect the confidentiality thereof. Upon delivery of the Companies' databases and customer lists to the Buyer, the Buyer shall receive good and marketable title thereto, free and clear of all Liabilities and Security Interests.

            (z)    Active Customers.     As of the Closing Date, the Companies will have a minimum of five hundred thousand (500,000) Active Customers.

            (aa)    Doctor Network.     With respect to the network of optometrists of Lens Express, Inc. (the "Network"), the Seller represents that: (a) The Companies have not purchased and t do not own any service contracts for the delivery to the Network of vision care-related products under any vision plans (the "Service Contracts") and i are not entitled to any rights to the Network, (b) the Companies have not paid any fees or made any payments with respect to the Network, (c) the Companies are not an Affiliate, member, shareholder, director, officer, or partner of any Person owning any Service Contracts, and (d) the Companies do not have any Liabilities with respect to the Network.

            (bb)    Investment in Shares.

                i.  The Seller understands that the Closing Buyer Shares have not been and will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), or any applicable state securities laws, and that the issuance of the Closing Buyer Shares contemplated hereby is being made in reliance on one or more exemptions from registration under the 1933 Act and under applicable registration exemptions from state securities laws.

              ii.  The Companies are acquiring the Closing Buyer Shares for their own accounts or for the accounts of their members, for investment purposes only, and not with a view to any resale or distribution in violation of the registration requirements of the 1933 Act; and will not offer, sell or otherwise transfer any of the Closing Buyer Shares except under circumstances which will not result in a violation of the 1933 Act or a breach of any other requirement set forth in this Agreement and the other agreements referred to herein.

              iii.  The Seller acknowledges that investment in the Closing Buyer Shares is highly speculative and subject to substantial risks. The Seller has adequate means of providing for its current needs and possible contingencies, and is able to bear the high degree of economic risk associated with this acquisition, including, without limitation, the possibility of the complete loss of the entire value of the Closing Buyer Shares.

              iv.  Each of the Companies is an "accredited investor" (as such term is used in paragraph (a) of Rule 501 of Regulation D under the 1933 Act).

              v.  Upon the issuance of the Closing Buyer Shares to the Companies, and until such time as the same is no longer required under applicable requirements of the 1933 Act or applicable state securities laws, certificates representing the Closing Buyer Shares, and all certificates issued in exchange therefor or in substitution thereof, shall bear a legend in substantially the following form:

      "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THE HOLDER HEREOF, BY ACCEPTING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND IN COMPLIANCE WITH APPLICABLE STATES SECURITIES LAWS, (C) IN ACCORDANCE WITH RULE 144 UNDER THE 1933 ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (D) IN ACCORDANCE WITH ANY OTHER EXEMPTION UNDER THE 1933 ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS UPON THE DELIVERY OF A LEGAL OPINION, REASONABLY SATISFACTORY TO THE ISSUER, TO THE FOREGOING EFFECT."

              vi.  The Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Closing Buyer Shares and making an informed decision.

            vii.  The Seller has received no representations, written or oral, from the Buyer or its shareholders, officers, consultants, attorneys or agents (and its officers, directors, employees and agents), other than those contained in this Agreement. In making its decision to acquire the Closing Buyer Shares, the Seller has relied solely upon this Agreement and independent investigations made by it without the assistance of the Buyer or any of its counsel, consultants or agents (including its officers, directors, employees and agents).

            viii.  The Seller represents and affirms that none of the following information has ever been represented, guaranteed or warranted to the undersigned, expressly or by implication, by any Person: (A) the percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of an investment in the Closing Buyer Shares; or (B) the possibility that the past performance or experience on the part of any officer, director, employee, agent or affiliate of the Buyer might in any way indicate or predict the results of ownership of the Closing Buyer Shares or the potential success of the operations of the Buyer.

            (cc)    Due Diligence.     The information provided to the Buyer at the Buyer's request during due diligence is accurate, correct and complete in all material respects.

            (dd)    Disclosure.     The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

        4.    Representations and Warranties of the Buyer.     The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

            (a)    Organization of the Buyer.     The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (b)    Authorization of Transaction.     The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, all individuals who are signatories to this Agreement on behalf of the Buyer have been duly authorized to execute, deliver, and cause the Buyer to perform this Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

            (c)    Noncontravention.     Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its certificate of incorporation or bylaws, as amended, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets to the benefit of any third party other than the Buyer's senior lender, Zions First National Bank). With the exception of filing a Form 8-K and Form 8-KA with the U.S. Securities and Exchange Commission, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

            (d)    Closing Buyer Shares.     The Closing Buyer Shares will be, at the date of Closing, duly authorized, validly issued to the Companies, validly existing, fully-paid, non-assessable, free of preemptive rights and free and clear of any Liabilities and other adverse claims, any other encumbrances whatsoever, debts, obligations, claims, limitations, liens, Security Interests, restrictions on transfer and other restrictions, except as set forth in the Lock-up Agreement and applicable securities laws.

            (e)    Buyer Shares; Securities Filings.     The authorized capital stock of the Buyer consists of 20,000,000 Buyer Shares, of which 12,088,341 Buyer Shares (including shares in escrow) are issued and outstanding as of December 31, 2002, and 1,000,000 shares of preferred stock, of which no shares are issued and outstanding as of December 31, 2002. Since December 31, 2002, no capital stock of the Buyer has been issued, with the exception of Buyer Shares issued in the Ordinary Course of Business. To the Buyer's Knowledge, the Buyer has filed all reports, forms, statements and documents required to be filed by it under the 1933 Act, the Securities and Exchange Act of 1934, as amended, and any applicable rules of the Nasdaq Stock Market, Inc. When filed, none of such reports, forms, statements or other documents contained any untrue statements or other documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the most recent quarterly report on form 10-Q filed by the Buyer there has not been any material adverse change in the business, financial condition, operations, results of operations, customer relations or businesses of the Buyer, except for any that arises or results, directly or indirectly, from (1) normal seasonal fluctuations in the business or operating results of the Buyer, or (2) facts, events or projections disclosed to the Seller in writing before the date of this Agreement..

            (f)    Brokers' Fees.     The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or otherwise obligated, and the Seller shall have no Liability whatsoever to such broker.

            (g)    Litigation and Proceedings.     No proceeding is pending or, to the Buyer's Knowledge, threatened against or affecting the business, assets or operations of the Buyer in which an unfavorable order would prohibit, invalidate or make unlawful this Agreement or the carrying out of the provisions hereof or the transactions contemplated hereby, or have a material adverse effect on the Buyer. There is no judgment, order, decree or ruling enjoining the Buyer in respect of, or the effect of which is to prohibit or curtail its performance of, its obligations under this Agreement.

            (h)    Disclosure.     The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

        5.    Pre-Closing Covenants.     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a)    General.     Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

            (b)    Notices and Consents.     The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain, at its expense, any material consents and approvals, and to maintain all material licenses, permits and contracts, that are reasonable and necessary in connection with the transactions contemplated by this Agreement. The Seller will obtain all necessary approvals from lenders and any parties having a Security Interest in the Acquired Assets. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required to consummate the transactions described in this Agreement. Without limiting the generality of the foregoing, each of the Parties will make any further filings that may be necessary, proper, or advisable in connection therewith.

            (c)    Operation of the Acquired Assets.     Except for the integration of the operations of Lens Express with those of Lens 1st (or as otherwise agreed upon by the Parties), the Companies will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business with respect to the Acquired Assets. More specifically, the Companies will not: (i) dispose of, grant any interest in, pledge or otherwise transfer any of the Acquired Assets outside of the Ordinary Course of Business or dispose of, grant any interest in, pledge or otherwise transfer any of their membership interests; (ii) incur any Liability outside the Ordinary Course of Business; (iii) issue any membership interests, or any security convertible into or exchangeable for any membership interests, or any option, warrant or right to acquire any membership interests in the Companies; (iv) enter into any transaction outside the Ordinary Course of Business; or (v) disclose any Confidential Information related to the Companies' databases. In addition, the Managers shall not sell, transfer, assign, pledge or grant any rights with respect to any Acquired Assets or any membership interests in the Companies and the Companies shall cause their members not to sell, transfer, assign, pledge or grant any rights with respect to any Acquired Assets or any membership interests in the Companies.

            (d)    Preservation of Business.     Except as set forth in Section 5(d) of the Disclosure Schedule, and except for the integration of the operations of Lens Express with those of Lens 1st, and except as otherwise agreed upon by the Parties, the Seller will keep the Acquired Assets substantially intact, including the Companies' present use and operation thereof, and will maintain the Companies' relationships with licensors, suppliers, customers, and employees related to the Acquired Assets. The Companies will not increase the compensation (including, but not limited to, wages, salaries, benefits or severance) of any employee of the Companies to be retained by the Buyer or with respect to which the Buyer will have any post-Closing obligations under this Agreement.

            (e)    Full Access.     The Seller will permit representatives of the Buyer to have full access at all reasonable times with reasonable notice, and in a manner so as not to interfere with the normal business operations of the Seller, to all of the Companies' premises, properties, personnel, books, records (including Tax records), contracts, and documents of, or pertaining to, the Acquired Assets and shall compile and provide the Buyer with such information as the Buyer may reasonably request. The Buyer shall compile and provide the Seller with such information in connection with the transactions contemplated by this Agreement as the Seller may reasonably request.

            (f)    Notice of Developments.     Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Sections 3 and 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement this Agreement or the Exhibits hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            (g)    Companies' Databases.     The Seller and its Affiliates, employees, agents, contractors and employees will not sell, transfer, rent or otherwise dispose of the Companies' databases and will protect the confidentiality of, and take all reasonable steps to prevent disclosure of, the Companies' databases, and the Seller and its Affiliates will require all current employees, contractors and others to whom such databases were disclosed, with sufficient access to copy, manipulate or misappropriate all or substantially all such databases, to sign a non-disclosure agreement in content reasonably acceptable to the Buyer.

            (h)    Exclusivity.     Until January 31, 2003, or a later date mutually agreed upon by the Parties, the Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any membership interest or other voting securities, or any substantial portion of the assets, of the Companies (including any acquisition structured as a merger, consolidation, or membership interest exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with the Seller with respect to any of the foregoing.

        6.    Conditions to Obligation to Close.

            (a)    Conditions to Obligation of the Buyer.     The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                i.  the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

              ii.  the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

              iii.  no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets, or to operate the Acquired Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              iv.  the Seller shall have entered into the Assignment and Assumption of Contracts and Assumed Liabilities in the form attached hereto as Exhibit F (the "Assignment and Assumption of Contracts");

              v.  the Seller shall have delivered to the Buyer the Bill of Sale in the form attached hereto as Exhibit G (the "Bill of Sale");

              vi.  the Seller shall have delivered to the Buyer the Most Recent Financial Statements.

            vii.  the Seller shall have entered into the Lock-up Agreement;

            viii.  the Seller shall have entered into the Registration Rights Agreement;

              ix.  the Seller and Buyer shall have received the authorizations, consents, and approvals of governments and governmental agencies required to be obtained pursuant to Section 5(b) above;

              x.  the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all respects;

              xi.  the Seller shall have delivered to the Buyer the Companies' databases and customer lists pursuant to the instructions given by the Buyer to the Seller prior to the Closing;

            xii.  the Buyer shall have completed and shall be satisfied with its due diligence examination of the Companies, the Acquired Assts and the Assumed Liabilities;

            xiii.  the Managers, Nicholas Pyett, Steven Cicurel and the Key Executive of the Companies shall have entered into, and shall have delivered to the Buyer, agreements containing restrictive covenants, including non-competition, non-solicitation and non-disclosure provisions, that shall be in the form attached hereto as Exhibit H;

            xiv.  the Companies shall have made available to the Buyer, and the Buyer shall have been given the opportunity to employ, the Key Executive and any other key employees identified to the Companies by the Buyer on or before the Closing, provided that the Companies shall not have increased, since December 12, 2002, the compensation (including, but not limited to, wages, salaries, benefits or severance) of any employee of the Companies to be retained by the Buyer or with respect to which the Buyer shall have any post-Closing obligations under this Agreement;

            xv.  the Buyer's board of directors and the Buyer's senior lender, Zions First National Bank, shall have approved this Agreement; and

            xvi.  all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

        The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

            (b)    Conditions to Obligation of the Seller.     The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                i.  the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

              ii.  the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

              iii.  no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              iv.  the Buyer shall have entered into the Assignment and Assumption of Contracts;

              v.  the Buyer shall have entered into the Lock-up Agreement;

              vi.  the Buyer shall have entered into the Registration Rights Agreement;

            vii.  the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

            viii.  the Buyer shall have entered into a two-year employment agreement with David Littleson, containing terms reasonably acceptable to both parties thereto;

              ix.  the Seller's Managers and members shall have approved this Agreement; and

              x.  all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

        The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

        7.    Termination.

            (a)    Termination of Agreement.     Either of the Parties may terminate this Agreement as provided below:

                i.  the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach; or (B) if the Closing shall not have occurred on or before January 31, 2003 (or such later date, if extended pursuant to Section 2), by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

              ii.  the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (B) if the Closing shall not have occurred on or before January 31, 2003 (or such later date, if extended pursuant to Section 2), by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

            (b)    Effect of Termination.     Notwithstanding the termination of this Agreement, the confidentiality provisions of this Agreement shall survive.

        8.    Post-Closing Covenants.     The Parties agree as follows with respect to the period following the Closing:

            (a)    General.

                i.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents), free of charge, as any other Party reasonably may request, including assisting the Seller with post-closing Tax returns and information and activities in connection with the winding up of the Companies' operations and liquidating their remaining assets and liabilities; provided, however, that the Seller shall provide the Buyer, free of charge, with such assistance, technical and otherwise, as the Buyer may reasonably request in order to facilitate an efficient transition of the Acquired Assets and Assumed Liabilities from the Seller to the Buyer.

              ii.  The Seller acknowledges and agrees that, from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, directly relating solely to the Acquired Assets; provided, however, that the Buyer shall provide the Seller and its members, representatives and agents with reasonable access to such documents, books, records, agreements, and financial data as requested by the Seller or any of its members and shall maintain such documents, books, records, agreements and financial data until at least fifteen (15) days after it both notifies the Seller of its intent to dispose of them and offers to return them to the Seller.

            (b)    Litigation Support.     In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Assets, the other Party will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Sections 8(h), 8(i), or 8(j) below). Notwithstanding anything to the contrary in this Section 8(b), the Parties agree that, in the event that either of the Companies' databases has been sold, assigned or otherwise transferred, or any right thereto or interest therein has been granted, to any Person by the Seller, its predecessors, employees, consultants, representatives, agents or any Affiliates thereof, then the Seller and the Buyer shall each be responsible for one half of the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Buyer in enforcing its rights to the databases hereunder and in preventing any use of the databases by any Person, provided that the aggregate amount of such costs and expenses shall not exceed Two Hundred Thousand Dollars ($200,000) and that any costs and expenses in excess of such amount that are incurred by the Buyer shall be the sole responsibility of the Buyer.

            (c)    Transition.     The Seller will not take any action that is designed or intended to have the effect of discouraging any carrier, supplier, lessor, licensor, customer, or other business associate of the Companies from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Companies prior to the Closing with respect to the Acquired Assets. The Seller will refer all customer inquiries relating to the Acquired Assets to the Buyer from and after the Closing.

            (d)    Confidentiality.     Each Party shall treat and hold as such all of the Confidential Information of another Party, refrain from using any of the Confidential Information of another Party except in connection with this Agreement, and deliver promptly to the Party that owns the Confidential Information or destroy, at the request and option of such Party, all tangible embodiments (and all copies) of such Confidential Information which are in its possession. In the event that a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of another Party, then the disclosing Party will notify the Party that owns the Confidential Information promptly of the request or requirement so that the Party that owns the Confidential Information may seek an appropriate protective order or waive compliance with the provisions of this Section 8(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the disclosing Party is, on the advice of counsel, compelled to disclose any Confidential Information of another Party to any tribunal or else stand liable for contempt, the disclosing Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its reasonable best efforts to obtain, at the reasonable request of the Party that owns the Confidential Information, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Party that owns the Confidential Information shall designate.

            (e)    Covenant Not to Compete.     For a period of two (2) years from and after the Closing Date (the "Non-Competition Period"), the Companies, and their respective Affiliates agree that they shall not (i) directly or indirectly (whether as a principal, agent, independent contractor, consultant, employee, partner, member, owner, officer, director or in any other similar capacity), own, manage, operate, control, participate in, perform services for, or otherwise carry on, any business involving contact lenses, solutions, accessories and related products or activities (including, but not limited to, research, development, manufacturing, packaging, sales, marketing, fulfillment, direct to consumer shipping and/or sales) (the "Buyer Business") or any business involving contact lenses conducted by the Companies as of the Closing Date in any geographic area in which the Buyer or either of the Companies conduct business, (ii) directly or indirectly advise or otherwise assist any other person or entity in engaging in Buyer Business or any business involving contact lenses conducted by the Companies as of the Closing Date, or (iii) use the customer lists and databases included in Exhibit A attached hereto for any competitive business purpose or any other purpose whatsoever, without the prior written approval of the Buyer; provided, however, that (i) no owner of five percent (5%) or less of the outstanding stock of any publicly traded corporation or any ownership of the Buyer, shall be deemed to be engaged solely by reason thereof in any business activity in contravention hereof, as long as such owner shall have no active participation in the business of such publicly traded entity; (ii) none of the foregoing restrictions shall apply to an entity, other than the Companies or their respective Affiliates, that derives five percent (5%) or less of its revenues from the Buyer Business; (iii) none of the foregoing restrictions shall apply to eyeglass and sunglass frames and lenses; and (iv) if the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Seller further agrees that, during the Non-Competition Period, the Seller and its Affiliates shall not, directly or indirectly, (i) solicit, induce or influence (or seek to induce or influence) any person who is employed by, or acts as a consultant for, the Buyer to terminate or alter his or her employment or consultant relationship with the Buyer or call on or solicit any Person who is, or had been within the prior two (2) years, a customer or potential customer, or supplier or potential supplier, of the Buyer with respect to the Buyer Business with the exception of eyeglass and sunglass frames and lenses. The Parties acknowledge that the Buyer conducts business in the U.S., Canada, Latin America, Japan, Asia and Europe.

            (f)    Survival of Representations and Warranties.     All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall continue in full force and effect for a period of eighteen (18) months thereafter (with the exception of representations and warranties related to Taxes, which shall continue in full force and effect for a period of seven (7) years after the Closing).

            (g)    Third Party Consents.     Each Party shall use its reasonable best efforts to procure, and assist the other Parties in procuring, any material consent of any third party whose consent is required to be obtained by that Party in connection with the transactions contemplated by this Agreement and not procured prior to the Closing Date.

            (h)    Indemnification Provisions for Benefit of the Buyer.

                i.  In the event the Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(f) above, provided that the Buyer makes a written claim for indemnification against the Seller within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

              ii.  The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, or caused by any Liability of the Seller, with the exception of the Assumed Liabilities.

              iii.  The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to or caused by any Liability of the Seller for Taxes of the Seller related to the Acquired Assets.

              iv.  The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer and its shareholders may suffer resulting from, arising out of, relating toor caused by the operation of the Acquired Assets prior to the Closing, with the exception of the Assumed Liabilities.

              v.  The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, or caused by any Liability of the Seller in relation to the termination of any of the Seller's employees who are not employed by the Buyer, with the exception of the Assumed Liabilities.

              vi.  The Seller shall not have any liability to the Buyer for any Adverse Consequences set forth in this Section 8(h) to the extent that such Adverse Consequences are covered by insurance of the Buyer.

            vii.  Notwithstanding anything contained herein to the contrary, the Seller shall have no liability to the Buyer as a result of any breach of any representation, warranty or covenant, to the extent that the Buyer was informed in writing by the Seller that such representation, warranty or covenant was incorrect prior to the Closing Date, except when such breach is the result of fraud or willful misconduct.

            viii.  Subject to Section 8(k), the obligations of the Seller set forth in this Section 8(h) are joint and several.

            (i)    Indemnification Provisions for Benefit of the Seller.

                i.  In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(f) above, provided that the Seller makes a written claim for indemnification against the Buyer within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

              ii.  The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, or caused by, any Liability of the Buyer or any of the Assumed Liabilities.

              iii.  The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller and/or any of its members may suffer resulting from, arising out of, relating to, or caused by the operation of the Acquired Assets after the Closing.

              iv.  The Buyer shall not have any Liability to the Seller for any Adverse Consequences set forth in this Section 8(i) to the extent that such Adverse Consequences are covered by insurance of the Seller.

              v.  Notwithstanding anything contained herein to the contrary, the Buyer shall have no liability to the Seller as a result of any breach of any representation, warranty or covenant, to the extent that the Seller was informed in writing by the Buyer that such representation, warranty or covenant was incorrect prior to the Closing Date, except where such breach is the result of fraud or willful misconduct.

            (j)    Matters Involving Third Parties.

                i.  If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

              ii.  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The assumption of the defense of any such Third Party Claim shall not be deemed an admission by the Indemnifying Party that it is liable for any such Third Party Claim. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnifying Party so long as (A) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, or (B) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party.

              iii.  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(j)(i) and (ii) above, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (k)    Limitations on Indemnification Obligations.     Notwithstanding the provisions of Sections 8(h) through 8(j) above, the Parties expressly agree that the Seller's indemnification obligations under Sections 8(h) through 8(j) above shall be satisfied by the Companies but, in the event that the Companies are unable or unwilling to satisfy their obligations thereunder, the Managers, individually and severally, shall satisfy such obligations. Notwithstanding the provisions of Section 8(h) through 8(j) above, but subject to the following sentence, (i) none of the Parties shall be obligated to indemnify or pay damages to any other Party or Parties, as the case may be, from and against any Adverse Consequences arising from or related to this Agreement to the extent that such Adverse Consequences arising from or related to this Agreement exceed the value of the Closing Buyer Shares as of the Closing, (ii) none of the Parties shall be obligated to indemnify or pay damages to any other Party or Parties, as the case may be, from and against any Adverse Consequences arising from or related to this Agreement until such Adverse Consequences exceed the sum of Two Hundred Thousand Dollars ($200,000), at which point a Party or Parties required to indemnify under Section 8 of this Agreement shall be obligated to indemnify or pay damages from and against the entirety of all the Adverse Consequences suffered by the other Party above and beyond such sum; (iii) subject to Section 8(p), the indemnification obligations of the Parties under Sections 8(h) through 8(j) above constitute the sole remedy of the Parties under this Agreement, and (iv) none of the Parties shall be obligated to indemnify or pay damages to any other Party or Parties, as the case may be, from and against any Adverse Consequences arising from or related to this Agreement unless the other Party or Parties, as the case may be, make a written claim for indemnification within eighteen (18) months after the Closing Date (or, with respect to indemnification claims related to Tax matters, within seven (7) years after the Closing Date). Notwithstanding anything contained herein to the contrary, any claims brought by a Party against another Party for fraud or willful misconduct shall not be subject to the foregoing limitations.

            (l)    Board Seat.     Effective as of the Closing, David Katzman shall be entitled to become a member of the Buyer's board of directors, in accordance with Buyer's certificate of incorporation and bylaws, as amended, and he shall be entitled to enjoy observer rights to the Buyer's board of directors from the Closing Date until his election as a member of the Buyer's board of directors. The Buyer shall nominate David Katzman, and will use its reasonable best efforts to have David Katzman elected and re-elected, as a director of the Buyer until the earlier of (i) three (3) years following the Closing Date or (ii) the date when the Companies, their members and their Affiliates cease to own a minimum of five percent (5%) of the issued and outstanding capital stock of the Buyer. In addition, a voting agreement in the form attached as Exhibit I shall be entered into and delivered to the respective parties.

            (m)    Costs of Audited Financial Statements.     The Parties agree that the costs and expenses of the independent accounting firms auditing the Audited Financial Statements shall be borne equally by the Companies, on the one hand, and the Buyer, on the other hand. The Parties agree to use their reasonable best efforts to obtain the best possible price for the Audited Financial Statements and shall cooperate fully with such independent accounting firm by timely providing any materials, documents or other information requested thereby.

            (n)    Lens 1st Employees.     As of the Closing Date, the Buyer shall offer employment only to those employees of Lens 1st who have been selected by Lens 1st, and who have been approved by the Buyer, to perform back end fulfillment functions (the "Lens 1st Employees"). As soon as practicable after the Closing Date, the Buyer shall notify the Seller of the names of the Lens 1st Employees who have accepted employment with the Buyer. With respect to those Michigan-based employees of Lens 1st, other than the Lens 1st Employees, who were hired after November 25, 2002, the Buyer shall reimburse the Companies for one half of the severance compensation paid by the Companies to those employees, within ten (10) days of receipt of an invoice therefor, which total severance compensation shall be equal to four (4) weeks' wages or salary for each such employee.

            (o)    Lens Express Employees and Related Items.

                i.  During the period between the Closing and the date when the Buyer and the Seller wind-up Lens Express's current operations in Florida, the Buyer shall, within ten (10) days of receiving from the Company an invoice therefor, reimburse the Companies for reasonable costs and expenses incurred by the Companies after the Closing for (A) wages, salaries, employment-related taxes and insurance and benefits accrued after the Closing and paid to those employees of Lens Express who are retained by the Companies at the Buyer's request after the Closing (other than any of the Companies' severance costs and any other costs, expenses and liabilities relating to those employees after the Closing, which shall be the sole responsibility of the Companies), in an amount not to exceed (unless otherwise agreed to by the Buyer in writing) the amount of the wages, salaries, employment-related taxes, insurance and benefits received by those employees prior to the Closing, and (B) the operations of Lens Express carried on by those employees of Lens Express in Florida after the Closing at the Buyer's request, including the costs of leasing, maintaining and operating any facility in which those employees work after the Closing that are reasonably incurred by the Companies after the Closing, but excluding any obligations or Liabilities related thereto accrued prior to the Closing.

              ii.  The Seller and the Buyer shall use their reasonable best efforts, and shall cooperate with each other, to wind-up the operations of Lens Express in Florida as soon as practicable after the Closing.

            (p)    Replacement of Cole Letter of Credit.     Within 30 days after the Closing Date, the Buyer shall replace, assume or otherwise cause to be terminated, the $300,000 letter of credit issued to Cole with respect to its inventory held by Lens 1st, and to cause Camelot Ventures, L.L.C. to be released for all of its obligations, including any reimbursement obligations, under such letter of credit. The Buyer shall indemnify, defend and hold Camelot Ventures, L.L.C. harmless from any liabilities or obligations under such letter of credit arising after the Closing, including any reimbursement obligations under such letter of credit and any obligations resulting from and drawings under such letter of credit; provided, however, that the Buyer shall not be obligated to indemnify, defend or hold Camelot Ventures, L.L.C. harmless from any claims for Seller's fraud or willful misconduct.

        9.    Miscellaneous.

            (a)    Press Releases and Public Announcements.     Except as otherwise required by applicable law, the Parties shall not issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties, which approval shall not unreasonably be withheld or delayed; provided, however, that the Parties may disclose this Agreement to their investment bankers, lenders, accountants and attorneys, or as required by applicable securities laws (in which case the disclosing Party will notify the other Party of such disclosure).

            (b)    No Third-Party Beneficiaries.     This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (c)    Entire Agreement.     This Agreement, and the Exhibits and Schedules hereto (including the documents referred to herein), constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including, without limitation, the Letter Agreement dated as of October 16, 2002, and the Letter Agreement dated as of December 12, 2002, both of which are terminated and merged into this Agreement.

            (d)    Succession and Assignment.     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any and all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

            (e)    Counterparts.     This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (f)    Headings.     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g)    Notices.     All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:

Camelot Ventures/CJ, L.L.C. and Lens Express LLC
100 Galleria Officentre, Suite 419
Southfield, Michigan 48034
Attention: David Katzman
dkatzman@camelotventures.com

Quicken Loans Inc.
20555 Victor Parkway
Livonia, Michigan 48152
Attention: Dan Gilbert
dangilbert@quickenloans.com

Copies to:

Nicholas J. Pyett, Chief Financial Officer
Camelot Ventures/CJ, L.L.C.
100 Galleria Officentre, Suite 419
Southfield, Michigan 48034
npyett@camelotventures.com

Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3583
Attention: Robert J. Krueger
rzk@honigman.com

If to the Buyer:

1-800 Contacts, Inc.
66 East Wadsworth Park Drive
3rd Floor, Draper, Utah 84020
Attention: Mr. Jonathan C. Coon, President and CEO
jonathan@1800contacts.com

Copies to:

1-800 Contacts, Inc.
66 East Wadsworth Park Drive
3rd Floor, Draper, Utah 84020
Attention: Mr. Joe Zeidner, General Counsel
joe@1800contacts.com

Ballard, Spahr, Andrews & Ingersoll LLP
201 South Main Street, Suite 600
Salt Lake City, Utah 84111
Attention: Mr. David R. Rudd
ruddd@ballardspahr.com

        Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            (h)    Governing Law and Jurisdiction.     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. If legal action is commenced by the Seller with respect to the subject matter hereof, the Parties agree that the jurisdiction and venue of such action shall be in the state or federal court located in Salt Lake City, Utah. If legal action is commenced by the Buyer with respect to the subject matter hereof, the Parties agree that the jurisdiction and venue of such action shall be in the state or federal court located in Livonia, Michigan. The Parties hereby accept such jurisdiction and venue in the State of Utah, as to an action commenced by the Seller, and the State of Michigan, as to an action commenced by the Buyer, and agree to accept service of process as if they were personally present and served within such jurisdictions. The prevailing Party in any action or proceeding to enforce this Agreement shall be entitled to its reasonable attorneys fees and costs incurred in connection therewith.

            (i)    Amendments and Waivers.     No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (j)    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (k)    Expenses.     Except as otherwise provided in Section 2(d)(ii) and Section 8(m) of this Agreement, each of the Buyer and the Seller will bear its own costs and expenses (including legal and accounting/auditing fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            (l)    Construction.     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            (m)    Incorporation of Exhibits and Schedules.     The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (n)    Specific Performance.     Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in accordance with Section 9(h) above, in addition to any other remedy to which it may be entitled, at law or in equity.

*****

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

1-800 CONTACTS, INC.
By:
Jonathan C. Coon
Title:	President and CEO
CAMELOT VENTURES/CJ, L.L.C. d/b/a LENS 1st
By:
Title:	Manager
LENS EXPRESS LLC
By:
Title:	Manager
MANAGERS
David Katzman, Individually
Dan Gilbert, Individually